EXHIBIT (a)(1)(A)	CVAT Offer to Purchase

EXHIBIT (a)(1)(A)

Published on October 20, 2026

CVAT Offer to Purchase (for Cash)

All of the Outstanding Shares of Common Stock of

Cavitation Technologies, Inc.

CUSIP: 14964W104

At a Net Aggregate Price of $35,000,000 less Outstanding Liabilities,

Divided by the Number of Common Shares Outstanding at the Close of the Record Date

By: BrightFlixx Finance (Luxembourg) S.A.

The Offer and withdrawal rights expire at 11:59 p.m., Pacific Time or Pacific Daylight Time,

as applicable, on January 26, 2027, except that, following a determination and announcement of the

Final Offer Price (per share) following the Record Date of December 24, 2026, the Offer and withdrawal rights will be extended as necessary to give shareholders at least 30 business days to evaluate the Final Offer Price and decide whether to tender their shares pursuant to the Offer

BrightFlixx Finance (Luxembourg) S.A., a Luxembourg public limited company (société anonyme) (“Purchaser”, “BrightFlixx”, “we”, “us” or “our”) hereby seeks to acquire all of the outstanding shares of common stock (the “CVAT Shares” or “Shares”) of Cavitation Technologies, Inc., a Nevada corporation (“Company” or “CVAT”), the subject company, at a price per Share (the “Final Offer Price”) that equals (a) a net aggregate price of $35,000,000, reduced by the outstanding liabilities of Company as of the close of the Record Date, divided by (b) the total number of CVAT Shares outstanding as of the close of the Record Date. The Final Offer Price will be paid in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this CVAT Offer to Purchase and in the related CVAT Letter of Transmittal, respectively, as each may be amended or supplemented from time to time (which together constitute the “CVAT Offer” or “Offer”). The CVAT Offer is being made pursuant to the terms of a Tender Offer Agreement dated October 9, 2026, between Purchaser and Company (the “CVAT Agreement”).

The Final Offer Price will be determined based on the outstanding liabilities of Company and the total number of CVAT Shares outstanding at the close of the Record Date. The Record Date (set at forty-five (45) business days after the commencement of the Offer) is December 24, 2026.

The CVAT Offer and all withdrawal rights will remain open and expire at 11:59 p.m., Pacific Time or Pacific Daylight Time, as applicable, on January 26, 2027 (a date that is sixty-five (65) business days after the commencement of the CVAT Offer). However, once the Final Offer Price is determined and publicly announced following the Record Date, the CVAT Offer and all withdrawal rights will be extended in order to give shareholders of Company at least thirty (30) business days to evaluate the Final Offer Price and decide whether to tender their CVAT Shares pursuant to the CVAT Offer.

This CVAT Offer to Purchase is contingent upon various conditions to the CVAT Offer (referred to as the “Offer Conditions”) that must be satisfied or waived upon the final (extended) expiration of the CVAT Offer and withdrawal rights. For a list of the Offer Conditions, please refer to the “Summary of the Tender Offer” and “Section 6. Conditions of the CVAT Offer” set forth below.

_________________________________________________________________

Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (a) to extend the period of time in which the CVAT Offer is open (the “Expiration Time”) and thereby delay acceptance for payment of, and the payment for, any of the CVAT Shares tendered pursuant to the CVAT Offer, (b) to amend the CVAT Offer in any respect prior to the final Expiration Time (subject to certain limitations), and (c) to terminate and withdraw the CVAT Offer, and not accept CVAT Shares for payment, upon the failure of any of the Offer Conditions (unless waived by Purchaser) or upon any termination of the CVAT Agreement prior to the final Expiration Time. Notice of any extension to the Expiration Time or any amendment, supplement or termination to or of the CVAT Offer will be promptly disseminated to shareholders in a manner reasonably designed to inform shareholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In the case of an extension to the Expiration Time for the CVAT Offer, such extension will be followed by a news release or public announcement that will be issued no later than 9:00 a.m., Eastern Time or Eastern Daylight Time, as applicable, on the next business day after the scheduled Expiration Time, in accordance with Rule 14e-1(d) under the Exchange Act.

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The CVAT Shares are traded on the OTCQB tier of the OTC Markets (“OTC Market”) under the ticker symbol “CVAT”. On October 16, 2026, the trading day that is two trading days immediately preceding the commencement date of the CVAT Offer, the last trading price of CVAT Shares on the OTC Market was $0.03194 per share. Shareholders of Company are urged to obtain current market quotations for the CVAT Shares and to review the Final Offer Price determined and announced following the Record Date before deciding whether to tender their CVAT Shares.

Neither Purchaser, the Information Agent or the Depositary (identified below), or any of our or their respective affiliates, makes any recommendation to you as to whether you should tender or refrain from tendering your CVAT Shares. You must make your own decision whether to tender your CVAT Shares and, if so, how many Shares to tender. In so doing, you should read carefully all of the information in this CVAT Offer to Purchase and in the other Offer materials, including our plans for Company if we are successful under the CVAT Offer. You are urged to discuss your decisions with your tax advisor, financial advisor and/or broker.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this CVAT Offer to Purchase. Any representation to the contrary is a criminal offense.

If you have questions or need assistance, or if you require additional copies of this CVAT Offer to Purchase, the CVAT Letter of Transmittal or other related materials, you should contact the Information Agent and Depositary at the address and telephone number set forth below (which are also listed in Section 3 and on the back cover (or last page) of this CVAT Offer to Purchase).

The Information Agent and the Depositary for the CVAT Offer is:

Dynamic Stock Transfer, Inc.

3347 Cerritos Avenue

Los Alamitos, CA 90720 USA

Telephone: +1 (213) 667-0197

Email: cs@dynamicstocktransfer.com

The date of this CVAT Offer to Purchase - and the commencement date of the CVAT Offer - is October 20, 2026.

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Questions and requests for assistance may be directed to Dynamic Stock Transfer, Inc., the Information Agent and Depositary for the Offer, at the telephone number and address set forth above (and in Section 3 and on the back cover (or last page) of this CVAT Offer to Purchase). You may request additional copies of the CVAT Offer materials from the Information Agent at its listed telephone number and address. Shareholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the CVAT Offer.

If you want to tender all or some of your CVAT Shares, you must follow the procedures set forth in Section 3 of this CVAT Offer to Purchase. To tender Shares properly, other than Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must properly complete and duly execute the CVAT Letter of Transmittal, or an agent’s message, and any other documents required by the Letter of Transmittal, and complete delivery to the Depositary.

Holders of beneficial interests in CVAT Shares should be aware that their broker, dealer, commercial bank, trust company, or other nominee may establish its own earlier deadline for participation in the CVAT Offer. Accordingly, beneficial owners wishing to participate in the CVAT Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

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This CVAT Offer to Purchase does not constitute an offer to purchase shares in any jurisdiction in which, or from any person or entity from which, it is unlawful to make the CVAT Offer under applicable securities or blue sky laws. Subject to applicable law, delivery of this CVAT Offer to Purchase shall not under any circumstances create any implication that the information contained in or incorporated by reference in this CVAT Offer to Purchase is correct as of any time after the date of this CVAT Offer to Purchase or that there has been no change in the information included or incorporated by reference herein since the date hereof.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your CVAT Shares pursuant to the Offer. We have not authorized any person or entity to give any information or to make any representations in connection with the CVAT Offer other than those contained or incorporated by reference in this document or in the related Letter of Transmittal. If anyone makes any recommendation or representation to you or gives you any information, you must not rely on that recommendation, representation or information as having been authorized by us, the Information Agent, the Depositary or any of our or their respective affiliates.

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TABLE OF CONTENTS

SUMMARY OF THE TENDER OFFER

CAUTIONARY STATEMENT AS TO FORWARD LOOKING STATEMENTS

INTRODUCTION

THE TENDER OFFER

Section 1. Terms of the CVAT Offer

Section 2. Purpose of the CVAT Offer; Certain Effects of the Offer

Section 3. Procedures for Tendering CVAT Shares

Section 4. Withdrawal Rights

Section 5. Acceptance for Payment and Payment for Shares

Section 6. Conditions of the CVAT Offer

Section 7. Price Range of Shares; Dividends

Section 8. Source and Amount of Funds

Section 9. Certain Information Concerning Company

Section 10. Certain Information Concerning Purchaser

Section 11. Interests of Directors and Officers; Transactions and Arrangements

Section 12. Legal Matters; Regulatory Approvals

Section 13. Material U.S. Federal Income Tax Consequences

Section 14. Extension of the Offer; Amendment; Termination

Section 15. Fees and Expenses; Information Agent and Depositary

Section 16. The Concurrent Alchemy Tender Offer

Section 17. Miscellaneous

Schedule I

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SUMMARY OF THE TENDER OFFER

We are providing this summary of the CVAT Offer for your convenience. This summary provides an overview of certain material information in this CVAT Offer to Purchase, but it must be emphasized that this summary does not describe all of the details of the CVAT Offer to the same extent described elsewhere in this CVAT Offer to Purchase. We urge you to read carefully the entire CVAT Offer to Purchase and the other Offer materials because they contain more details of the CVAT Offer. We have included references to the Sections of this CVAT Offer to Purchase that provide a more complete presentation of the CVAT Offer.

What is the “CVAT Offer”?

BrightFlixx Finance (Luxembourg) S.A., a Luxembourg public limited company (“Purchaser”), is offering to purchase all of the outstanding shares of common stock (the “CVAT Shares”) of Cavitation Technologies, Inc., a Nevada corporation (“Company”), for a cash purchase price determined by a contractually specified formula, upon the terms and subject to the conditions set forth in this CVAT Offer to Purchase and the related CVAT Letter of Transmittal.

See Section 1. Terms of the CVAT Offer.

Who is offering to buy my CVAT Shares?

Purchaser is BrightFlixx Finance (Luxembourg) S.A., a public limited company organized under the laws of the Grand Duchy of Luxembourg. Purchaser is a strategic securitization company under the Luxembourg Securitization Law (Law of 22 March 2004, as amended by Law of 9 February 2022), focused primarily on securities and debt acquisitions and investment portfolio management.

See Section 10. Certain Information Concerning Purchaser.

How much are you offering to pay for my CVAT Shares and what is the form of payment?

We are offering to pay a final per-share price in cash, without interest and less any required withholding taxes. The Final Offer Price (per Share) will be determined on the Record Date and will be equal to (a) a net aggregate price of $35,000,000 less the outstanding liabilities of Company existing at the close of the Record Date, divided by (b) the total number of CVAT Shares outstanding at the close of the Record Date. Under this CVAT Offer to Purchase, the Record Date is December 24, 2026. The Final Offer Price may be expressed using the following formula:

Final Offer Price = Net Aggregate Price ($35,000,000 - Outstanding Liabilities)

Total Outstanding CVAT Shares

Based on recent data reported by Company to us - which show total liabilities of $738,000 and 332,820,459 CVAT Shares outstanding as of October 16, 2026 — an initial estimated offer price would be $0.105 per share. The actual Final Offer Price you receive may be higher or lower depending on the (1) the outstanding liabilities of Company existing at the close of the Record Date, and (2) the total number of CVAT Shares outstanding as of the close of the Record Date.

Factors that may result in adjustments to the initial estimated price in determining the Final Offer Price for the CVAT Shares include the following:

•	As of October 16, 2026, there were 11,269,400 Shares issuable under outstanding warrants and 1,250,000 Shares issuable under outstanding convertible notes that have an exercise or conversion price that will likely be less than the Final Offer Price. If the purchase or convertible rights under these warrants and convertible notes are exercised prior to the close of the Record Date, the total number of CVAT Shares outstanding at the close of the Record Date will be greater than the number of CVAT Shares outstanding as of October 16, 2026, which would yield a Final Offer Price that is lower than the initial estimated price calculated on the basis of Company’s October 16, 2026 data;

•	In the CVAT Agreement, Company may issue up to 5,000,000 CVAT Shares on a private placement basis in order to provide working capital and to cover corporate expenses during the period of the CVAT Offer. If Company issues 5,000,000 CVAT Shares in private transactions prior to the Record Date, the total number of CVAT Shares outstanding at the close of the Record Date will be greater than the number of CVAT Shares outstanding as of October 16, 2026, which would yield a Final Offer Price that is lower than the initial estimated price calculated on the basis of Company’s October 16, 2026 data.

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See Section 1. Terms of the CVAT Offer; Section 2. Acceptance and Payment and Payment for Shares.

What is the Record Date for the determination of the Final Offer Price?

The Record Date is December 24, 2026 (the date that is 45 business days after the commencement date of the CVAT Offer). At the close of the Record Date, the total number of outstanding CVAT Shares and Company’s outstanding liabilities will be confirmed in Company’s financial and accounting records and will be used in calculating the Final Offer Price.

See Section 1. Terms of the CVAT Offer.

How long do I have to decide whether to tender my CVAT Shares?

The CVAT Offer commences on October 20, 2026, the date of this CVAT Offer to Purchase. The baseline offer period for the CVAT Offer is 65 business days from the offer commencement date, which means that the initial period of the CVAT Offer will expire at 11:59 p.m., Pacific Time or Pacific Daylight Time, as applicable, on January 26, 2027 (the “Expiration Time”). However, to ensure that you have adequate time to evaluate the CVAT Offer once the Final Offer Price is determined and publicly announced following the Record Date, we will extend the Expiration Time as may be necessary to give you at least 30 business days from the date the Final Offer Price is announced to decide whether to tender your CVAT Shares.

See Section 1. Terms of the CVAT Offer.

What are the most important conditions to the CVAT Offer?

Our obligation to accept and pay for your CVAT Shares is subject to several key conditions, including:

•	90% Minimum Tender: Shareholders must validly tender a sufficient number of CVAT Shares that will enable us to acquire at least 90% of the CVAT Shares outstanding.

•	Concurrent Alchemy Offer: The Offer Conditions in our concurrent tender offer for Alchemy Beverages Inc. must be satisfied or waived, enabling us to successfully acquire shares in Alchemy (a company in which Company owns an approximate 13.3% stake).

•	Representations, Warranties and Covenants: Company must have complied with its representations, warranties and covenants under the CVAT Agreement except for matters that would not have a material adverse effect or change in Company’s financial condition or business operations.

•	No Material Adverse Effect: No material adverse effect or change in Company’s financial condition or business operations can occur during the period of the CVAT Offer.

•	Regulatory Clearance: The transaction must be reviewed and cleared by the Committee on Foreign Investment in the United States (CFIUS), and no government entity can take action to block the transaction.

See Section 6. Conditions of the CVAT Offer.

How do I tender my Shares?

To tender your CVAT Shares, you must deliver your choice of document and payment materials to our designated depositary, Dynamic Stock Transfer, Inc. If you want to tender all or some of your CVAT Shares, you must do one of the following before the Expiration Time, as may be extended:

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•	For Shares Held as Physical Certificates: You must deliver the physical stock certificates representing the tendered CVAT Shares, together with a properly completed and duly executed CVAT Letter of Transmittal (including any required signature guarantees) and all other documents required by the CVAT Letter of Transmittal, to the Depositary at the delivery address set forth both in Section 3 and on the last page of this CVAT Offer to Purchase;

•	For Shares Held via Book-Entry Position: Your CVAT Shares must be electronically transferred to the Depositary’s account at the Book-Entry Facility (as defined below) in accordance with the book-entry transfer procedures set forth in Section 3. Furthermore, a Book-Entry Confirmation (including an Agent’s Message or a properly completed and signed Letter of Transmittal) must be timely received by the Depositary; or

•	For Shares Held in the Name of a Broker, Dealer, Bank or Other Nominee: You should contact your broker, dealer, commercial bank, trust company or other nominee and have it or them tender your CVAT Shares for you.

See Section 3. Procedures for Tendering CVAT Shares.

Can I withdraw my previously tendered CVAT Shares?

Yes. You can withdraw your previously tendered CVAT Shares at any time prior to the final Expiration Time. Once the Offer expires and we accept the CVAT Shares for payment, your withdrawal rights will cease.

See Section 4. Withdrawal Rights.

If I accept the CVAT Offer, when and how will I get paid?

If all of the Offer Conditions are satisfied or waived and we accept all of the validly tendered CVAT Shares for payment, we will pay for your CVAT Shares promptly following our acceptance of the Shares. We will deposit the net aggregate cash funds to complete the transaction with Dynamic Stock Transfer, Inc., the Depositary, which will act as the paying agent to distribute individual cash payments to tendering shareholders.

See Section 5. Acceptance for Payment and Payment for Shares; Section 15. Fees and Expenses; Information Agent and Depositary.

Can the CVAT Offer be extended, amended or terminated, and under what circumstances?

We can extend or amend the CVAT Offer in our sole discretion, subject to applicable laws, although we cannot modify the price formula or the Final Offer Price, once it is determined following the Record Date. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can terminate and withdraw the CVAT Offer under certain circumstances.

We will not have the right to terminate or withdraw the CVAT Offer unless the CVAT Agreement is terminated pursuant to specific grounds set forth in the CVAT Agreement. For more information on the grounds for terminating the CVAT Agreement, see Section 14 of this CVAT Offer to Purchase.

See Section 14. Extension of the Offer; Amendment; Termination.

How will I be notified if we extend the CVAT Offer or amend the terms of the CVAT Offer?

We will issue a press release no later than 9:00 a.m., New York City time, on the business day after the previously scheduled Expiration Date if we decide to extend the CVAT Offer. We will announce any amendment to the CVAT Offer by making a public announcement of the amendment. In the event that the terms of the CVAT Offer are amended, we will file with the SEC an amendment to our Tender Offer Statement on Schedule TO-T relating to the CVAT Offer, describing the amendment and disseminating the amended CVAT Offer and additional Offer materials in accordance with applicable law.

See Section 14. Extension of the Offer; Amendment; Termination.

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Has the Company or its board of directors adopted a position on the CVAT Offer?

Company has indicated (in a recital in the CVAT Agreement) that its board of directors has made an initial determination that the CVAT Agreement and the proposed transaction are fair and in the best interests of Company and its shareholders. However, the Company and its board have not yet issued a formal recommendation or other position on the CVAT Offer. We anticipate that Company’s board of directors will announce a position and file a response to the CVAT Offer on Schedule 14D-9 under the Exchange Act within ten (10) business days after the commencement date of the CVAT Offer.

What is a recent market price for the CVAT Shares?

On October 16, 2026, the trading day that is two trading days immediately preceding the commencement date of the CVAT Offer, the trading day that is two trading days immediately preceding the commencement date of the CVAT Offer, the last trading price of CVAT Shares on the OTC Market was $0.03194 per share. You are urged to obtain current market quotations for the shares before deciding whether to tender your CVAT Shares.

See Section 7. Price Range of Shares; Dividends.

Will I have to pay brokerage fees and commissions if I tender my CVAT Shares?

If you are a holder of record of your CVAT Shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your CVAT Shares through a broker, dealer, commercial bank, trust company or other nominee and such nominee tenders shares on your behalf, such nominee may charge you a fee for doing so. We urge you to consult your broker or other nominee to determine whether any charges will apply.

What are the U.S. federal income tax consequences if I tender my shares?

The receipt of cash for your tendered CVAT Shares generally will be treated a capital gain or loss for U.S. federal income tax purposes. If you are a U.S. tendering shareholder, you generally will be subject to U.S. federal income taxation upon the receipt of cash in exchange for the CVAT Shares that you tender.

If you are a non-U.S. shareholder, if the receipt of cash by you received in the sale of your CVAT Shares is not effectively connected with your conduct of a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash, subject to certain exceptions.

See Section 13. Material U.S. Federal Income Tax Consequences.

We recommend that you consult your own tax advisor regarding the particular tax consequences to you of tendering CVAT Shares for cash pursuant to the CVAT Offer, including the applicability and effect of any U.S. state or local tax laws or other non-U.S. tax laws.

Will I have to pay stock transfer tax if I tender my CVAT Shares?

Except as otherwise provided in this CVAT Offer to Purchase and in the CVAT Letter of Transmittal, if you instruct the Depositary in the CVAT Letter of Transmittal to make the payment for the tendered CVAT Shares to the registered holder, you will generally not be required to pay any stock transfer taxes on our purchase of the CVAT Shares.

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To whom can I speak if I have questions:

The Information Agent and Depositary can help answer your questions. The Information Agent and Depositary for the CVAT Offer is Dynamic Stock Transfer, Inc. Please call (213) 667-0197, Monday through Friday, from 8:00 a.m. to 4:00 p.m., Los Angeles, CA time (Pacific).

Dynamic Stock Transfer, Inc.

3347 Cerritos Avenue

Los Alamitos, CA 90720 USA

Telephone: (213) 667-0197

Email: cs@dynamicstocktransfer.com

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CAUTIONARY STATEMENT AS TO FORWARD-LOOKING STATEMENTS

This CVAT Offer to Purchase and the documents incorporated herein by reference contain certain forward-looking statements. These statements generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should,” or similar expressions. Forward-looking statements speak only as of the date they are made and, as a result. are subject to risks and uncertainties. Many factors may potentially cause actual future events to differ materially from the forward-looking statements in this CVAT Offer to Purchase or the other Offer documents delivered to you or filed by us. You should carefully consider these uncertainties, and other uncertainties that may exist, described in this CVAT Offer to Purchase and the other Offer documents that have been or will be delivered to you or filed by us with the SEC. You are cautioned not to place undue reliance on any such forward-looking statements. We do not give any assurance that we will achieve our expectations. The inclusion of any statement in this CVAT Offer to Purchase or any other Offer documents delivered to you or filed by us does not constitute an admission by us or any other person that the events or circumstances described in such statement are material.

We urge you to read carefully and completely this CVAT Offer to Purchase and the documents that we reference in this CVAT Offer to Purchase and have filed as exhibits to the Tender Offer Statement on Schedule TO-T filed with the SEC, which includes this CVAT Offer to Purchase, and with the understanding that actual future results may be materially different from what we expect or anticipate. We qualify each of our forward-looking statements by these cautionary statements.

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INTRODUCTION

To the Holders of shares of common stock of Company:

We invite the shareholders of Cavitation Technologies, Inc. (“Company” or “CVAT”) to tender their shares of the common stock of Company (“CVAT Shares”) to our cash tender offer for all CVAT Shares as described in this CVAT Offer to Purchase. Upon the terms and subject to the conditions of this CVAT Offer to Purchase and the related CVAT Letter of Transmittal, BrightFlixx Finance (Luxembourg) S.A., a Luxembourg public limited company (“Purchaser”), is offering to purchase all of the outstanding CVAT Shares at a price per share (the “Final Offer Price”) that will be calculated as follows: (a) a net aggregate price of $35,000,000, reduced by the outstanding liabilities of Company at the close of the Record Date, divided by (b) the total number of CVAT Shares outstanding at the close of the Record Date. The Final Offer Price (per share) will be paid in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in this CVAT Offer to Purchase and the related CVAT Letter of Transmittal, as each may be amended or supplemented from time to time (which together constitute the “CVAT Offer” or “Offer”).

The Final Offer Price will be determined based on the outstanding liabilities of Company and the total number of CVAT Shares outstanding at the close of the Record Date. The Record Date (set at forty-five (45) business days after the commencement of the CVAT Offer) is December 24, 2026.

The CVAT Offer and all withdrawal rights will initially remain open and expire at 11:59 p.m., Pacific Time or Pacific Daylight Time, as applicable, on January 26, 2027 (a date that is sixty-five (65) business days after the commencement of the CVAT Offer) (the “Expiration Time”). However, once the Final Offer Price is determined and announced following the Record Date, the CVAT Offer and withdrawal rights will be extended in order to give shareholders at least thirty (30) business days to evaluate the Final Offer Price and decide whether to tender their CVAT Shares pursuant to the CVAT Offer.

If the conditions to the CVAT Offer have been satisfied or waived, we will purchase all of the CVAT Shares that have been validly tendered prior to the final Expiration Time at the Final Offer Price (per Share) determined following the close of the Record Date, less any applicable withholding taxes and without interest. Tendering shareholders that hold CVAT Shares registered in their own name and that tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as otherwise provided in the Letter of Transmittal, stock transfer taxes on our purchase of Shares. Shareholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult such nominees to determine whether transaction costs apply.

Any tendering shareholder or other payee that fails to complete, sign and deliver the Internal Revenue Service (“IRS”) Form W-9 included in or with the Letter of Transmittal (or such other IRS form as may be applicable) may be subject to U.S. federal backup withholding on the gross proceeds paid to shareholder or payee pursuant to the Offer, unless such shareholder or payee establishes that he/she is within the class of persons that is exempt from backup withholding.

The CVAT Shares are currently traded on the OTCQB tier of the OTC Markets (“OTC Market”) under the ticker symbol “CVAT”. On October 16, 2026, the trading day that is two trading days immediately preceding the commencement date of the CVAT Offer, the last trading price of the CVAT Shares on the OTC Market was $0.03194 per share. Shareholders are urged to obtain current market quotations for the Shares, and to review this CVAT Offer to Purchase and other Offer materials, including the Final Offer Price once it is determined and announced following the Record Date, before deciding whether to tender their CVAT Shares to the CVAT Offer.

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THE TENDER OFFER

Section 1. Terms of the CVAT Offer

Upon the terms and subject to the conditions of the CVAT Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for all CVAT Shares validly tendered prior to the Expiration Time, as extended, and not properly withdrawn as provided in Section 4.

CVAT Offer Baseline and Offer Period

The CVAT Offer will commence on October 20, 2026. The baseline period for the CVAT Offer will remain open for an initial period of sixty-five (65) business days from the commencement date of the Offer, or until 11:59 p.m., Pacific Time or Pacific Daylight Time, as applicable, on January 26, 2027 (the “Expiration Time”). The Expiration Time may be extended from time to time by Purchaser or as may be requested by Company. Once a Final Offer Price is determined following the Record Date and publicly announced, Purchaser will extend the Expiration Time in order to give shareholders at least thirty (30) business days to review the CVAT Offer, as amended to include the Final Offer Price, before deciding whether to tender their CVAT Shares.

Pricing Mechanism and Record Date

The Final Offer Price (per Share) is not fixed at the date of commencement of the CVAT Offer. Tendering shareholders will be paid a Final Offer Price (per share) based on (a) a net aggregate price of $35,000,000, reduced by the outstanding liabilities of Company at the close of the Record Date, divided by (b) the total number of CVAT Shares outstanding at the close of the Record Date. The formula for determining the Final Offer Price at the close of the Record Date may be expressed as follows:

Final Offer Price = Net Aggregate Price ($35,000,000 - Outstanding Liabilities)

Total Outstanding CVAT Shares

The Record Date for determining the Final Offer Price is December 24, 2026.

•	On the business day immediately following the Record Date, Purchaser will calculate the Final Offer Price based on information provided and confirmed by Company; and

•	Purchaser will promptly thereafter issue a public announcement and file an amendment to the CVAT Offer disclosing the Final Offer Price and the mechanics of its determination. At that time, the period of the CVAT Offer (Expiration Time) will be extended as necessary in order to give shareholders at least thirty (30) business days to review the CVAT Offer, as amended, and the Final Offer Price before making a final decision whether to tender their CVAT Shares.

Extensions, Amendments, and Waiver of Conditions

Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to (a) extend the period of time in which the CVAT Offer is open (i.e. extend the Expiration Time), (b) to increase the Final Offer Price, (c) waive any Offer Condition set forth in Section 6 (other than regulatory approvals that are required by law and cannot be waived). Purchaser may not, however, (1) change or alter the basis (or formula) for determining the Final Offer Price, (2) change the cash form of consideration for tendered Shares that are accepted for purchase, (3) reduce below 100% the maximum number of CVAT Shares that Purchaser proposes to acquire under the CVAT Offer, (4) impose conditions to the CVAT Offer other than the Offer Conditions set forth in Section 6, (5) amend the Offer Conditions, or (6) change the Expiration Time other than to grant extensions.

Any extension, delay, amendment, termination or waiver will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to the Expiration Time to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time in accordance with Rule 14e-1(d) under the Exchange Act.

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Acceptance for Payment

If all of the Offer Conditions set forth in Section 6 are satisfied or waived at or prior to the final Expiration Time, Purchaser will accept for payment and promptly pay for all CVAT Shares validly tendered and not properly withdrawn. Under no circumstances will interest be paid on the purchase price for the CVAT Shares, regardless of any extension of the CVAT Offer or any delay in making payment.

Section 2. Purpose of the CVAT Offer; Certain Effects of the Offer

Purpose of the CVAT Offer

We are making this CVAT Offer because we believe Company and its technology and intellectual property represent an attractive investment. The structure of the CVAT Offer will enable Purchaser to acquire up to all of the outstanding CVAT Shares for a single price per Share (the Final Offer Price) without a disruption to the trading prices of the CVAT Shares in the OTC Market.

Neither Purchaser or the Information Agent and Depositary, nor any of their respective affiliates, makes any recommendation as to whether you should tender or not tender your CVAT Shares. You must make your own decision as to whether to tender your CVAT shares and, if so, how many shares to tender. We recommend that you consult your own financial and tax advisors, and carefully read and evaluate the information in this CVAT Offer to Purchase and in the related CVAT Letter of Transmittal before taking any action with respect to the CVAT Offer.

Certain Effects of the CVAT Offer

As of October 16, 2026, there were 332,820,459 CVAT Shares outstanding. Assuming that the Offer Conditions set forth in Section 6 are satisfied or waived and at least 90% of the CVAT Shares are acquired by Purchaser, Purchaser will have substantial control of the voting power of Company. This will have the following effects or result in the following:

(a) New Directors and Officers. Purchaser will act under Company’s governance documents to elect a new board of directors for Company, which in turn will likely appoint new officers during or at the end of a transition period for Company;

(b) OTCQB Listing: Company will cause the CVAT Shares to be delisted from the OTC Market, which will result in a cessation of any public trading market for the CVAT Shares; and

(c) Exchange Act Registration: The CVAT Shares are currently registered under Section 12 or Section 15(d) of the Exchange Act. If the CVAT Offer is successful, Purchaser intends to cause Company to file a Form 15 with the SEC to terminate its registration under Section 12 of the Exchange Act or suspend its reporting duties under Section 15(d) of the Exchange Act. Upon a deregistration of the CVAT Shares under the Exchange Act, Company’s obligation to file periodic reports (such as Forms 10-K, 10-Q, and 8-K) with the SEC will cease.

As a result of these actions, public trading of the CVAT Shares in the OTC Market will cease and no further liquidity in the CVAT Shares will exist since a substantial portion of the CVAT Shares will be privately held by Purchaser.

Section 3. Procedures for Tendering CVAT Shares

To validly tender CVAT Shares, shareholders must tender their CVAT Shares to the Depositary in accordance with the procedures set forth in this Section 3. The name, address and telephone number of the Depositary are as follows:

Dynamic Stock Transfer, Inc.

3347 Cerritos Avenue

Los Alamitos, CA 90720 USA

Telephone: (213) 667-0197

Email: cs@dynamicstocktransfer.com

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Valid Tender of CVAT Shares

To validly tender CVAT Shares pursuant to the CVAT Offer, a shareholder must ensure that a proper tender is executed under one of the procedures outlined below prior to the final Expiration Time:

•	For Shares Held as Physical Certificates: The shareholder must deliver the physical stock certificates representing the tendered CVAT Shares, together with a properly completed and duly executed CVAT Letter of Transmittal (including any required signature guarantees) and all other documents required by the Letter of Transmittal, to the Depositary at the delivery address set forth above;

•	For Shares Held via Book-Entry Position: The CVAT Shares must be electronically transferred to the Depositary’s account at the Book-Entry Facility (as defined below) in accordance with the book-entry transfer procedures set forth below. Furthermore, a Book-Entry Confirmation (including an Agent’s Message or a properly completed and signed Letter of Transmittal) must be timely received by the Depositary; or

•	For Shares Held in the Name of a Broker, Dealer, Bank or Other Nominee: The shareholder should contact his/her broker, dealer, commercial bank, trust company or other nominee and have it or them tender the CVAT Shares on the shareholder’s behalf.

The method of delivery of CVAT Shares, the CVAT Letter of Transmittal, and all other required documents are at the election and risk of the tendering shareholder. Delivery will be deemed made only when actually received by the Depositary. We recommend that delivery be conducted by registered mail, return receipt requested, and properly insured, or by private courier, signature required upon delivery.

Any tendering shareholder or other payee who fails to properly complete, execute and deliver a Form W-9 (included with the Letter of Transmittal) or an applicable Form W-8 may be subject to U.S. federal backup withholding on the gross proceeds paid pursuant to the CVAT Offer. See Section 13.

Book-Entry Transfer Mechanics

The Depositary will establish an account with respect to the CVAT Shares at The Depository Trust Company (the “Book-Entry Facility”) for purposes of the CVAT Offer within five business days after the date of this Offer to Purchase.

Any financial institution that is a participant in the system of the Book-Entry Facility may make a book-entry delivery of CVAT Shares by causing the Book-Entry Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Facility’s procedures. Although delivery of Shares may be effected through book-entry transfer, a properly completed and duly executed CVAT Letter of Transmittal, or an Agent’s Message in lieu of a Letter of Transmittal, and any other required documents, must be received by the Depositary at its address prior to the Expiration Time. Delivery of documents to the Book-Entry Facility does not constitute delivery to the Depositary.

Signature Guarantees

Signatures on all CVAT Letters of Transmittal must be guaranteed by a firm that is a member of the Medallion Signature Guarantee Program, or by any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”), unless:

•	The Letter of Transmittal is signed by the registered holder(s) of the CVAT Shares tendered therewith, and such holder(s) has not completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal; or

•	Such Shares are tendered for the account of an Eligible Institution.

Notices of Guaranteed Delivery

If a shareholder is unable to physically deliver stock certificates or complete a book-entry transfer before the final Expiration Time, a tender of CVAT Shares will be considered valid if an Eligible Institution executes and delivers a Notice of Guaranteed Delivery (CVAT Shares) to the Depositary prior to the expiration of the CVAT Offer. For such a tender of CVAT Shares described in a Notice of Guaranteed Delivery to be considered valid, the physical stock certificates evidencing the Shares must be delivered to the Depositary within two (2) trading days after delivery of the Notice of Guaranteed Delivery.

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Tendering Shareholder Representations

A tender of CVAT Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the CVAT Offer. By executing a Letter of Transmittal (or causing an Agent’s Message to be delivered), the tendering shareholder represents and warrants that:

•	The shareholder has full power and authority to tender, sell, assign, and transfer the CVAT Shares tendered;

•	The shareholder owns the CVAT Shares free and clear of all liens, charges, encumbrances, security interests, and adverse claims; and

•	Upon Purchaser’s acceptance of the CVAT Shares for payment, Purchaser will acquire good, marketable, and unencumbered title thereto.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of CVAT Shares will be determined by Purchaser in its sole discretion, which determination will be final and binding. Purchaser and the Depositary each reserves the absolute right to reject any and all tenders of CVAT Shares that either of them determines not to be in proper form or the acceptance for payment of which may be unlawful.

Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any particular CVAT Shares, or of any shareholder, provided that it maintains consistency between or among all shareholders unless good cause exists to do otherwise. No tender of CVAT Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Purchaser, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Section 4. Withdrawal Rights

Except as otherwise provided in this Section 4, CVAT Shares tendered pursuant to the CVAT Offer may be withdrawn at any time prior to the final Expiration Time. Once the CVAT Offer expires and Purchaser accepts the CVAT Shares for payment, the tendering shareholder’s withdrawal rights will cease.

Procedure for Withdrawal

For a withdrawal of tendered CVAT Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth above. Each notice of withdrawal must contain or specify the following:

•	The name of the person that tendered the CVAT Shares to be withdrawn;

•	The number of CVAT Shares to be withdrawn; and

•	The name of the registered holder of such CVAT Shares, if different from that of the person who tendered the CVAT Shares.

Additional Requirements for Physical Certificates and Book-Entry Positions

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•	Physical Certificates: If physical certificates representing the CVAT Shares to be withdrawn have been delivered to the Depositary, the serial numbers shown on such certificates must be submitted to the Depositary prior to the physical release of the withdrawn Shares. In addition, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares were tendered for the account of an Eligible Institution.

•	Book-Entry Transfers: If CVAT Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3, any notice of withdrawal must specify the name and number of the account at the Book-Entry Facility to be credited with the withdrawn Shares, and the notice must otherwise comply with the Book-Entry Facility’s procedures.

Timing and Mechanics of Withdrawal

The Depositary will process valid withdrawal notices promptly upon receipt. CVAT Shares properly withdrawn will no longer be considered validly tendered for purposes of satisfying the 90% minimum tender condition to the CVAT Offer described in Section 6. Tendered CVAT Shares that are validly withdrawn may be re-tendered at any time prior to the final Expiration Time by following one of the standard tendering procedures set forth in Section 3.

Determination of Validity

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Purchaser, the Depositary, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

Section 5. Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the CVAT Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all CVAT Shares validly tendered prior to the final Expiration Time (and not validly withdrawn) promptly after the Expiration Time and Purchaser’s acceptance of the Shares.

Acceptance for Payment

For purposes of the CVAT Offer, Purchaser will be deemed to have accepted for payment validly tendered CVAT Shares if, as, and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the CVAT Offer. Subject to the applicable rules of the SEC, Purchaser reserves the right to delay acceptance for payment of, or payment for, CVAT Shares in order to comply in whole or in part with any applicable regulatory approvals, including the completion of the review by the Committee on Foreign Investment in the United States (“CFIUS”), or for the purpose of completing the administrative task of processing tendered CVAT Shares for payment.

Payment for CVAT Shares

Upon the expiration of the final Expiration Time, if all of conditions to the CVAT Offer have been satisfied or waived, Purchaser will purchase all CVAT Shares validly tendered to the Depositary and will pay for all such CVAT Shares at the Final Offer Price in cash, less any required tax withholdings and without interest. All payments for tendered CVAT Shares shall be disbursed by the Depositary to each shareholder or payee that has validly tendered his/her CVAT Shares.

Prior to the final Expiration Time, Purchaser shall transfer, or shall cause to be transferred, to the Depositary an amount equal to $35,000,000 to fund the aggregate amount required to (a) pay the Final Offer Price, determined as of the Record Date, for all CVAT Shares validly tendered pursuant to the CVAT Offer, and (b) pay or reduce the outstanding liabilities of Company (in whole or in part) existing as of the close of the Record Date, which may include payment of a portion of the transaction fees and expenses incurred by Company in connection with the CVAT Offer. We anticipate that, following Purchaser’s determination that all of the Offer Conditions set forth in Section 6 have been satisfied or waived and Purchaser has accepted for payment all CVAT Shares validly tendered pursuant to the CVAT Offer, the Depositary may require up to ten (10) business days to complete the disbursement of payments to shareholders that have tendered their CVAT Shares pursuant to the CVAT Offer.

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CVAT Shares Not Accepted for Payment

If any CVAT Shares tendered are not accepted for payment pursuant to the terms and conditions of the CVAT Offer for any reason, or if certificates are submitted for more CVAT Shares than are tendered, the physical certificates representing such unpurchased or untendered CVAT Shares will be returned. In the case of book-entry transfers, such Shares will be credited back to the appropriate account maintained at the Book-Entry Facility. These returns will be executed promptly following the expiration, termination, or withdrawal of the CVAT Offer, without expense to the shareholder.

Section 6. Conditions of the CVAT Offer

Notwithstanding any other provisions of the CVAT Offer, and in addition to (and not in limitation of) Purchaser’s rights to extend or amend the Offer (subject to certain limitations), Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any CVAT Shares tendered, and may terminate or amend the CVAT Offer, if any of the following conditions (collectively, the “Offer Conditions”) have not been satisfied or waived (to the extent permitted by law) at or prior to the final Expiration Time:

(a) Minimum Tender Condition. There shall have been validly tendered and not properly withdrawn prior to the Expiration Time a number of CVAT Shares that, when added to any Shares already owned by Purchaser or its affiliates (if any), represents at least 90% of the CVAT Shares outstanding as of the final Expiration Time.

(b) Concurrent Alchemy Transaction Condition. The concurrent tender offer by Purchaser to acquire all outstanding shares of common stock of Alchemy Beverages Inc., a private Delaware corporation in which Company owns an approximate 13.3% equity stake, shall have been successfully completed (or Purchaser shall have accepted tendered ABI Shares for purchase) in accordance with its terms, or the conditions to such transaction shall have been satisfied or waived, enabling Purchaser to concurrently acquire shares of the common stock of Alchemy Beverages Inc.

(c) Assignment & Release of IP Rights and Interests by Current and Former Directors. There shall have delivered to Purchaser one or more assignment, waiver and release instruments, signed by each current and former director or officer of Company (and in a form acceptable to Purchaser) in which each such current or former director and officer permanently and irrevocably has assigned, waived and released to Company all right, title and interest in any U.S. or foreign patent held by Company, or any invention embodied therein, including any right to royalties or other payments thereunder.

(d) Compliance with CVAT Agreement. (1) The representations and warranties of Company set forth in the CVAT Agreement shall be true and correct as of October 9, 2026, except where any failure would not have a material adverse effect, and (2) Company shall have performed or complied in all material respects with all of its obligations, covenants, and agreements under the CVAT Agreement, except where any failure would not have a material adverse effect.

(e) No Material Adverse Effect. Since October 9, 2026, there shall not have occurred any change, event, circumstance, development, or effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business or financial condition of Company.

(f) No Adverse Governmental Action. No government or government entity shall have taken any action, and no judgment, restraining order or injunction shall have been issued or entered, and no other legal action or requirement shall have been taken, that prevents the purchase of CVAT Shares tendered pursuant to the CVAT Offer.

(g) No Termination of CVAT Agreement. The CVAT Agreement shall not have been terminated in accordance with the termination provisions set forth therein (see Section 14 of this CVAT Offer to Purchase);

(h) Company Certificates. Company shall, through one of its officers, have signed and delivered a written certificate to Purchaser confirming that the conditions set forth above in clauses (d), (e) and (f) above have been satisfied.

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(i) CFIUS Review and Clearance. The CVAT Offer and the related transaction shall have been reviewed by CFIUS and CFIUS shall have notified Purchaser or Company that it has concluded all action under Section 721 of the Defense Production Act of 1950, as amended.

The above and foregoing Offer Conditions are for the sole benefit of Purchaser and may be waived by Purchaser, in whole or in part, at any time, and from time to time, in its sole discretion, if the condition remains unsatisfied for reasons beyond Purchaser’s control.

NOTE: The term “material adverse effect” used in this Section 6 (specifically in clauses (d) and (e) above) is defined in the CVAT Agreement to mean an event, change, occurrence or circumstance that has or would be reasonably expected to have a material adverse effect on the business or financial condition of Company or Purchaser, as the case may be. The definition excludes a number of categories of events and conditions, including for example (i) economic, political, industry and market conditions or changes in such conditions, (ii) acts of God, (iii) compliance with or changes in laws or legal requirements, (iv) legal proceedings, (v) failure of Company to meet budgets, plans, projections or forecasts, (vi) any termination, nonrenewal or loss of technology licenses by Company or any loss of customers or suppliers, (vii) the departure of directors, officer or employees of Company, (viii) actions taken under the CVAT Agreement by Company or approved by Purchaser, and (ix) public announcements concerning the CVAT Agreement or the CVAT Offer.

Section 7. Price Range of Shares; Dividends

The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share for Shares traded on the OTC Market, as reported by published financial sources.

Cavitation Technologies, Inc. (CVAT) Historical Stock Prices

Quarterly Trading Highs and Lows (June 30, 2025 – June 30, 2026)

Calendar Quarter	High Price (USD)	Low Price (USD)
Q3 2025 (July 1 – Sept 30, 2025)	$0.06	$0.02
Q4 2025 (Oct 1 – Dec 31, 2025)	$0.08	$0.04
Q1 2026 (Jan 1 – Mar 31, 2026)	$0.05	$0.03
Q2 2026 (Apr 1 – June 30, 2026)	$0.04	$0.02

Note: Cavitation Technologies, Inc. (CVAT) is traded on the OTCQB Venture Market. OTC equities often experience lower liquidity and higher spreads, resulting in price tracking concentrated around whole cents.

On October 16, 2026, the trading day that is two trading days immediately preceding the commencement date of the CVAT Offer, the last trading price of the Shares on the OTC Market was $0.03194 per share. Shareholders are urged to obtain current market quotations for the CVAT Shares before deciding whether to tender their Shares. Purchaser has been advised by Company that Company has not declared or paid any cash dividends on its common stock during the past two fiscal years and does not anticipate paying cash dividends in the foreseeable future.

Section 8. Source and Amount of Funds

(a) Amount of Required Funds; Estimated Costs/Expenses. Based on the price formula used for determining the Final Offer Price, the total amount of cash required to purchase all CVAT Shares tendered pursuant to the CVAT Offer will be $35,000,000 (plus the certain estimated expenses as set forth subsection (e) below and in Section 15).

(b) Funding Structure. Purchaser will fund this transaction entirely through its existing internal wealth management asset allocations and unencumbered cash balances. Purchaser has directly earmarked and secured these funds for the sole purpose of acquiring up to all of the CVAT Shares outstanding at the Final Offer Price.

(c) No Financing Conditions. The CVAT Offer is not conditioned upon any financing arrangements, credit approvals, or capital raises. Purchaser has provided Company with documentary proof of cash or liquid asset availability sufficient to cover the aggregate price of $35 million required to consummate this transaction. These funds will be transferred to the Depositary prior to the final Expiration Time to ensure timely settlement upon acceptance of the CVAT Shares tendered pursuant to the CVAT Offer.

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(d) Borrowed Funds. Not applicable. No part of the funds required to consummate the CVAT Offer is expected to be borrowed or otherwise obtained from any external banking institution or third-party debt financing arrangement.

(e) Estimated Expenses. Purchaser estimates that it will incur fees and expenses in connection with the CVAT Offer of approximately $230,000, consisting primarily of accounting fees, legal fees, government filing fees and regulatory expenses, depositary fees, and printing and mailing fees,

Section 9. Certain Information Concerning Company

In General

Company is a Nevada corporation with its principal executive offices located at 10019 Canoga Avenue, Chatsworth, CA 91311 USA. The telephone number of Company at its principal executive office is (818) 718-0905.

Company is engaged in the business of developing, designing, patenting and commercializing proprietary nanotechnology and fluid-processing systems for various industrial and environmental applications, including water treatment, edible vegetable oil refining, renewable fuels, and alcoholic beverages.

The CVAT Shares consist of the common stock of the Company. Based on information provided by Company, as of October 16, 2026, there were 332,820,459 CVAT Shares outstanding. The CVAT Shares are traded on the OTCQB tier of the OTC Markets (“OTC Market”) under the ticker symbol “CVAT”.

Available Information

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at sec.gov. You may also access these filings on Company’s investor relations website at https://cvatinfo.com. Information contained on, or accessible through, our website is not a part of this Offer to Purchase and is not incorporated by reference herein.

Section 10. Certain Information Concerning Purchaser

In General

       The filing person is BrightFlixx Finance (Luxembourg) S.A., a public limited company (société anonyme) organized under the laws of Luxembourg (referred to herein as “Purchaser”) and registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number RCS B283083. The principal and registered office address for Purchaser is 12C, Rue Guillaume J. Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg (Telephone: +41 79 509 33 77).

Purchaser principally operates as a private investment vehicle that engages in international corporate equity, debt and asset acquisitions as a securitization company under the Luxembourg Securitization Law (Law of 22 March 2004, as amended by Law of 9 February 2022), focused primarily on securities and debt acquisitions and investment portfolio management. As an investment vehicle, Purchaser may act directly or indirectly in acquiring companies and businesses, including both equity and debt for securitization transactions under Luxembourg law, and is typically supported by clients and client portfolios consisting of high-wealth individuals, families and institutions that may act as passive investors or potential passive investors in the securities, debt and other assets acquired by Purchaser.

The directors, executive officers, managers and control persons of Purchaser are set forth in Schedule I to this CVAT Offer to Purchase. Currently, the Executive Director and sole director, officer and shareholder of Purchaser is Dr. Kassem Lahham. The principal business address of Dr. Lahham is c/o BrightFlixx Finance (Luxembourg) S.A., 12C, Rue Guillaume J. Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg.

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Financial Condition

Financial statements of Purchaser have not been included in this CVAT Offer to Purchase because such financial statements are not material to a decision by a shareholder whether to tender CVAT Shares pursuant to the CVAT Offer. This determination has been made in accordance with the rules and regulations of the SEC because the consideration offered in the CVAT Offer consists solely of cash, the Offer is not subject to any financing condition, Purchaser is a third party, and the Offer is for all of the outstanding CVAT Shares.

Section 11. Interest of Directors and Officers; Transactions and Arrangements

Securities Ownership

Neither Purchaser or its affiliates nor, to the best knowledge of Purchaser, any of the directors, executive officers, managers and control persons identified or listed in Schedule I to this CVAT Offer to Purchase, beneficially owns Shares.

Recent Securities Transactions

Based on our records and on information provided to us, neither Purchaser or any of its affiliates, nor any of the directors, executive officer, managers and control persons identified or listed in Schedule I to this CVAT Offer to Purchase, has effected any transactions involving CVAT Shares during the period of 60 days prior to the date of this CVAT Offer to Purchase.

Commercial Agreements or Arrangements

Except for the Tender Offer Agreement dated October 9, 2026 between Purchaser and Company, and the Confidentiality Agreement dated October 9, 2026 between Purchaser and Company; and indirectly, the Tender Offer Agreement dated October 9, 2026 between Purchaser and Alchemy Beverages Inc. and the Confidentiality Agreement dated October 9, 2026 between Purchaser and Alchemy Beverages Inc., there are no contracts, arrangements, understandings, or relationships between Purchaser or its affiliates, or any of the directors, executive officers, managers or control persons identified or listed in Schedule I to this CVAT Offer to Purchase, with respect to CVAT Shares or other securities of Company, including, but not limited to, the transfer or voting of any securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies.

Section 12. Legal Matters; Regulatory Approvals

Except as described in this Section 12, Purchaser is not aware of any license or regulatory permit that appears to be material to Company’s business that would be adversely affected by Purchaser’s acquisition of CVAT Shares, or any approval or other action by any governmental, administrative, or regulatory agency or authority that would be required for the acquisition or ownership of CVAT Shares.

Committee on Foreign Investment in the United States (CFIUS)

Because Purchaser is an entity organized under the laws of a country or jurisdiction outside the U.S. (and is a non-U.S. entity), this CVAT Offer to Purchase is subject to review by CFIUS under Section 721 of the Defense Production Act of 1950, as amended. Purchaser and Company intend to file with CFIUS a mandatory declaration for review of the CVAT Offer and this CVAT Offer to Purchase under U.S. regulations as soon as practicable following the commencement of the CVAT Offer and will make a full joint filing with CFIUS if it becomes necessary to do so. It is a condition to Purchaser’s obligation to consummate the CVAT Offer that CFIUS shall have concluded its review or investigation and shall have issued a written determination that there are no unresolved national security concerns or shall have indicated that no further action will be taken with respect to the CVAT Offer or this CVAT Offer to Purchase.

Antitrust Compliance

Purchaser and Company have determined that the CVAT Offer and this transaction do not, and will not under any circumstances, meet the “size of transaction” minimum threshold, as adjusted, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the regulations promulgated thereunder, or under any applicable state laws, rules or regulations. Accordingly, no premerger notification and report form is or will be required to be filed with the (U.S.) Federal Trade Commission or the (U.S.) Department of Justice under or pursuant to the HSR Act or any state regulatory agency under any similar state law.

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No Shareholder Approval Requirement

Since this CVAT Offer to Purchase involves a cash tender offer submitted directly to the shareholders of Company (and there is no merger involved), the CVAT Offer will not require the approval of the shareholders of Company.

Section 13. Material U.S. Federal Income Tax Consequences

The following represents a general overview of the U.S. (federal) income tax considerations for tendering shareholders:

U.S. Tendering Shareholders

The receipt by tendering shareholders of cash pursuant to the CVAT Offer will be treated as a taxable transaction for U.S. (federal) income tax purposes. U.S. shareholders that sell their CVAT Shares pursuant to the CVAT Offer generally will recognize a capital gain or loss equal to the difference between the cash received by the shareholders and their adjusted tax basis in the Shares tendered and acquired by Purchaser. If the Shares have been held for a year or longer, the gain or loss resulting from a sale of the Shares pursuant to the CVAT Offer may qualify as a long-term capital gain or loss.

U.S. shareholders may be subject to a backup tax withholding (by the IRS) unless they properly and accurately complete the IRS Form W-9 located inside the CVAT Letter of Transmittal.

Non-U.S. Tendering Shareholders

Generally, since it does not appear that Company has ever been a “United States real property holding corporation” under the Foreign Investment in Real Property Tax Act (“FIRPTA”), non-U.S. shareholders will not be subject to the mandatory 15% tax withholding on gain realized from the tender (and sale) of their CVAT Shares pursuant to the CVAT Offer, provided that they execute and submit to the Depositary an applicable IRS Form W-8BEN, W-8BEN-E, or other appropriate Form W-8 along with their Letter of Transmittal.

Shareholders Should Consult Their Tax Advisors

The brief summary provided herein is informational only and is not intended as tax advice. Both U.S. shareholders and non-U.S. shareholders are strongly urged to consult their own tax advisors regarding the specific consequences of tendering their CVAT Shares pursuant to the CVAT Offer.

Section 14. Extension of the Offer; Amendment; Termination

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the Offer Conditions set forth in Section 6 shall have been satisfied or waived by us, to extend the period of time during which the CVAT Offer is open (including our obligation to extend the Expiration Time after the Final Offer price is determined and announced) and thereby delay acceptance for payment of, and payment for, any CVAT Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. Subject to compliance with applicable laws and regulations, we further reserve the right, in our discretion, to amend the CVAT Offer in certain limited respects (subject to limitations), except that we will not have the right to amend the CVAT Offer to decrease Final Offer Price once it is determined following the Record Date.

Subject to compliance with applicable laws and regulations, we also expressly reserve the right to terminate the CVAT Offer and not accept for payment or pay for any CVAT Shares, but only if grounds for termination or withdrawal of the CVAT Offer exist under the CVAT Agreement or there is a failure of the Offer Conditions (see Section 6), and to postpone payment for CVAT Shares for any reason permissible under Rule 14d-1(c) under the Exchange Act, which may include delays caused the timing of regulatory approvals or any additional time required for the Depositary to process physical certificates or book-entry transfers and implement payment disbursements. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 14e-1(c), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the CVAT Offer.

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This CVAT Offer may not be terminated or withdrawn prior to the final Expiration Time and Purchaser’s acceptance of the CVAT Shares for payment under the CVAT Offer unless the CVAT Agreement is terminated pursuant to specific grounds. Termination of the CVAT Agreement (with a corresponding termination or withdrawal of the CVAT Offer) prior to the final Expiration Time and Purchaser’s acceptance of CVAT Shares for payment may occur only as follows:

•	By the mutual written consent of Purchaser and Company;

•	By Purchaser or Company if (a) the CVAT Offer period has expired without an extension or has been terminated under the CVAT Agreement without Purchaser having accepted CVAT Shares for payment, or (b) a governmental entity has taken action to permanently block or prohibit Purchaser from consummating the CVAT Offer and purchasing tendered CVAT Shares;

•	By Company if it receives a superior offer for the CVAT Shares from a third party, or if a “changed circumstance” occurs, and after a five-day negotiations period with Purchaser, no modification to the Final Offer Price has been agreed upon that would remove or adequately address the superior offer or the changed circumstance;

•	By Company if Purchaser fails to accept for payment all CVAT Shares validly tendered (and not withdrawn) pursuant to the CVAT Offer; and

•	By Company or Purchaser if Purchaser’s acceptance of the CVAT Shares for payment has not occurred by 6:00 p.m., Pacific Time or Pacific Daylight time, as applicable on June 30, 2027.

Section 15. Fees and Expenses; Information Agent and Depositary

(a) The Depositary. Pursuant to the Agreement, Purchaser and Company have selected, and Purchaser has retained, Dynamic Stock Transfer, Inc., 3347 Cerritos Avenue, Los Alamitos, CA 90720 (the “Depositary”), a registered transfer agent with the SEC (SEC File No. 084-06547; CIK 0001676177), to act as the depositary and paying agent in connection with the CVAT Offer. The Depositary also serves as the transfer agent for Company.

•	The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities in connection with the CVAT Offer, including certain liabilities under the federal securities laws.

•	The Depositary will receive physical stock certificates, process electronic book-entry transfers via the Depository Trust Company (DTC), and, based on share and price calculations provided by Purchaser, will distribute the final net cash consideration to tendering shareholders.

•	For its services, the Dynamic Stock Transfer, Inc. will receive a fixed fee of approximately $35,000 to act as the Information Agent and the Depository in connection with the CVAT Offer.

The Depositary is not an affiliate of either Purchaser or Company. No broker, dealer, commercial bank, trust company, or other nominee will be deemed to be the agent of Purchaser or the Depositary for purposes of the CVAT Offer. Brokers and banks will be reimbursed by Purchaser for customary mailing and handling expenses incurred in forwarding materials to their clients.

(b) Solicitations or Recommendations. Purchaser has not employed, retained, or compensated any person to make solicitations or recommendations in connection with the CVAT Offer, except that Purchaser has retained the Depositary to provide administrative and processing services in connection with the CVAT Offer.

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Section 16. The Concurrent Alchemy Tender Offer

The Alchemy Offer

Purchaser is concurrently, with this CVAT Offer to Purchase, conducting a cash tender offer for all of the outstanding shares of common stock (“ABI Shares”) of Alchemy Beverages Inc. (“Alchemy”), a privately held Delaware corporation in which Company holds approximately 13.3% of the outstanding ABI Shares (the “ABI Offer”). The ABI Offer will be commenced and publicly announced concurrently with this CVAT Offer to Purchase and will be set forth in a separate offer to purchase (the “ABI Offer to Purchase”) included as an Exhibit to the Schedule TO-T filed by Purchaser with the SEC in connection with this CVAT Offer. The ABI Offer will extended to the shareholders of Alchemy pursuant to a Tender Offer Agreement dated October 9, 2026, executed between Alchemy and Purchaser (the “ABI Agreement”).

Under the ABI Offer, Purchaser is offering to purchase all of the outstanding ABI Shares at a price per share (the “Final Offer Price”) calculated as follows: (a) a net aggregate price of $7,000,000, less the outstanding liabilities of Alchemy at the close of the Record Date, divided by (b) the total number of ABI Shares outstanding at the close of the Record Date.

The ABI Offer, while a separate transaction, involves the same Purchaser and will be conducted concurrently with the CVAT Offer. As a result, the Expiration Time (i.e. the period of time in which both tender offers will remain open) will be the same (with similar extensions), and the Record Date for determining the Final Offer Price in each tender offer will be the same.

Potential Impact of the ABI Offer on the CVAT Offer

Shareholders of Company should be aware that there are two key terms in the ABI Offer (with counterparts in this CVAT Offer to Purchase) that may impact the CVAT Offer under this CVAT Offer to Purchase:

(a) Consummation of the ABI Offer is an Offer Condition to this CVAT Offer. As discussed in Section 6 above (Section 6, clause (b)), one of the conditions to Purchaser’s obligation to purchase CVAT Shares tendered pursuant to the CVAT Offer is that all of the conditions in the ABI Offer shall have been satisfied or waived and Purchaser shall be ready to accept ABI Shares for payment. In addition, the successful consummation of the CVAT Offer under this CVAT Offer to Purchase will be a condition to Purchaser’s obligation to purchase ABI Shares pursuant to the ABI Offer.

(b) Alchemy Fairness Opinion. Under the terms of the ABI Agreement, Alchemy will secure a Fairness Opinion from an independent third party that will evaluate and provide an opinion on the market value of Alchemy and its capital stock as an ongoing business. If the Fairness Opinion suggests a valuation of Alchemy that is greater than the $7 million dollar aggregate price for ABI Shares contained in the ABI Offer, then:

•	under the terms of the ABI Agreement, the Final Offer Price may be adjusted upward. In addition, Alchemy will have the right, during a 5-day negotiations period, to attempt to secure Purchaser’s agreement to increase the $7 million aggregate price for ABI Shares that would enable Alchemy and its board of directors to provide a positive final recommendation as to the ABI Offer to Alchemy shareholders. If Alchemy invokes the renegotiation right and is unable to secure a higher price for ABl Shares and the Alchemy board of directors declines to issue a final board recommendation that recommends the ABI Offer to Alchemy shareholders, then either Alchemy or Purchaser may terminate the ABI Agreement and the ABI Offer (which, as a result of the cross-conditions between the CVAT Offer and the ABI Offer, would cause both offers to be terminated or withdrawn); and

•	under the terms of the CVAT Agreement, Company will have a similar right, during a 5-day negotiations period, to attempt to secure Purchaser’s agreement to increase the $35 million aggregate price for CVAT Shares under this CVAT Offer to Purchase in order to obtain for shareholders of Company a proportionately higher Final Offer Price that would reflect any estimated increase in the value of ABI Shares held by Company. If Company invokes the renegotiation right and is unable to secure a higher price for CVAT Shares that is consistent with the Fairness Opinion and any increase in the Final Offer Price for ABI Shares offered by Purchaser, Company will have the right to terminate the CVAT Agreement and the CVAT Offer ((which, as a result of the cross-conditions between the CVAT Offer and the ABI Offer, would cause both offers to be terminated or withdrawn).

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(c) ABI Offer to Purchase. For more information concerning the concurrent ABI Offer to Purchase, see the ABI Offer to Purchase attached as Exhibit (a)(1)(C) to this Schedule TO-T.

Section 17. Miscellaneous

In making the CVAT Offer, we are not aware of any U.S. State where the making of the CVAT Offer is not in compliance with applicable law. If, however, we become aware that the making of the CVAT Offer or the acceptance of CVAT Shares pursuant to the CVAT Offer is not permitted by administrative or judicial action pursuant to a U.S. state law, rule or regulation (each a “State Law”), we will make a good faith effort to comply with such applicable State Law. If, after such good faith effort, we cannot comply with the State Law, the CVAT Offer will not be made to the holders of CVAT Shares in that U.S. State. In any U.S. state where the securities or Blue Sky laws require the CVAT Offer to be made by a licensed broker or dealer, the CVAT Offer shall be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of such U.S. state. We have filed with the SEC a Tender Offer Statement for the CVAT Offer on Schedule TO-T, which contains additional information with respect to the CVAT Offer. The Schedule TO-T, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained or requested from Company (see Section 9 for Company’s address and telephone number), from Purchaser (see Section 10 for Purchaser’s address and telephone number), or from the Depositary (see Section 3 and information on the last page of this CVAT Offer to Purchase for the address and telephone number of the Depositary).

We have not made any recommendation as to whether you should tender or refrain from tendering your CVAT Shares to the CVAT Offer. We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your CVAT Shares to the CVAT Offer. We have not authorized any person to give any information or to make any representations in connection with the CVAT Offer other than those contained in this document or documents incorporated by reference or in the related CVAT Letter of Transmittal. If given or made, any recommendation or any such information or representations must not be relied upon as having been authorized by us, the Information Agent and Depositary or any of our or their respective affiliates.

Dated: October 20, 2026.

BrightFlixx Finance (Luxembourg) S.A.

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SCHEDULE I

PURCHASER AND ITS DIRECTORS, EXECUTIVE OFFICERS AND CONTROL PERSONS

Purchaser is BrightFlixx Finance (Luxembourg) S.A., a public limited company (société anonyme) organized under the laws of the Grand Duchy of Luxembourg (referred to herein as the “Purchaser”). The principal and registered office address for Purchaser is 12C, Rue Guillaume J. Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg (Telephone: +41 79 509 33 77).

Purchaser principally operates as a private investment vehicle that engages in international corporate equity, debt and asset acquisitions as a securitization company under the Luxembourg Securitization Law (Law of 22 March 2004, as amended by Law of 9 February 2022), focusing primarily on securities and debt acquisitions and investment portfolio management. As an investment vehicle, Purchaser may act directly or indirectly in acquiring companies and businesses, including both equity and debt for securitization transactions under Luxembourg law, and is typically supported by clients and client portfolios consisting of high-wealth individuals, families and institutions that may act as passive investors or potential passive investors in the securities, debt and other assets acquired by Purchaser.

Purchaser is governed by a board of directors, which may consist of a single director. As of October 9, 2026, the Executive Director and the sole director and shareholder of Purchaser was (and is) Dr. Kassem Lahham.

Dr. Lahham is a citizen of Germany, where he was born, is fluent in German, Arabic, French and English languages, is a professional certified teacher and banking instructor (Germany), and holds (guest) teaching positions at the Gulf University for Science and Technology (GUST) and the American University of Kuwait (AUK), each of which is located in Kuwait. Dr. Lahham’s career path began in 1987 when he joined Deutsche Bank and now spans more than three decades in the financial industry, with a primary focus on wealth management, fintech, private banking, and mergers and acquisitions.

The following table sets forth the name, citizenship, present principal occupation or employment, and material positions held during the past five years of each executive officers and managers of Purchaser. Unless otherwise indicated, the principal business address of each person is c/o BrightFlixx Finance (Luxembourg) S.A, 12C, Rue Guillaume J. Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg (Telephone: +41 79 509 33 77).

Name and Title	Citizenship	Present Principal Occupation and 5-Year Employment History
Kassem Lahham, Executive Director and Sole Director, BrightFlixx Finance (Luxembourg) S.A.	Germany

03/30/2021-Present: Co-Founder and Chief Executive Officer, Bright Wealth Banking Consultant, a company organized and licensed in Dubai, United Arab Emirates (UAE);

01/02/2024-Present: Executive Director, sole director and shareholder of BrightFlixx Finance (Luxembourg) S.A., a Luxembourg company;

2019-Present: Co-Founder and Chief Strategy Officer, Springbox AI Technologies Ltd., a company organized in Dubai, United Arab Emirates (UAE).

During the past five years, neither Purchaser (the filing person) nor any of the directors, offers or control persons of Purchaser named above, to the best knowledge of Purchaser after reasonable inquiry, (a) has been convicted in a criminal proceeding of a criminal offense (excluding traffic violations and similar misdemeanors), or (b) was a party to any judicial or administrative proceeding (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining him/her from future violations of, or prohibiting activities that are subject to, federal or state securities laws, or any finding any violation of or with respect to such laws.

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The CVAT Letter of Transmittal and certificates for CVAT Shares and any other required documents should be sent or delivered by each shareholder or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below.

The Depositary for the CVAT Offer is:

Dynamic Stock Transfer, Inc.

3347 Cerritos Avenue

Los Alamitos, CA 90720 USA

Telephone: (213) 667-0197

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Questions or requests for assistance may be directed to the Information Agent at its telephone number and address set forth below. Requests for additional copies of this CVAT Offer to Purchase, the related CVAT Letter of Transmittal or the other Offer materials may be directed to the Information Agent at the telephone number and address set forth below. Shareholders also may contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the CVAT Offer. To confirm delivery of Shares, shareholders are directed to contact the Depositary.

The Information Agent for the CVAT Offer is:

Dynamic Stock Transfer, Inc.

3347 Cerritos Avenue

Los Alamitos, CA 90720 USA

Telephone: (213) 667-0197

Email: cs@dynamicstocktransfer.com

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